PRESS RELEASE
                        IMPERIAL CREDIT INDUSTRIES, INC.
                             TODAY DECLARES DIVIDEND
                 DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS


FOR IMMEDIATE RELEASE
---------------------

TORRANCE, CALIFORNIA, OCTOBER 2, 1998 - The Board of Directors of Imperial Credit Industries, Inc. ("Imperial Credit") (Nasdaq: ICII) has authorized a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Imperial Credit's common stock.

The Rights are designed to assure that all of Imperial Credit's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control of the Company without paying all shareholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat, but are a response to the general environment.

The Rights are intended to enable all Imperial Credit's shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

The Rights will be exercisable only if a person or group acquires 15% or more (25% or more for any person or group currently holding 15% or more) of Imperial Credit's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more (25% or more for any person or group currently holding 15% or more) of the Company's common stock. Each Right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $40.

If a person or group acquires 15% or more (25% or more for any person or group currently holding 15% or more) of Imperial Credit's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Imperial Credit's common shares having a market value of twice that price. In addition, if Imperial Credit is acquired in a merger or other business combination transaction after a person has acquired 15% or more (25% or more for any person or group currently holding 15% or more) of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice that price. The acquiring person would not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more (25% or more for any person or group currently holding 15% or more) of the Company's common stock, the Rights are redeemable for $0.0001 per Right at the option of the Company's Board of Directors.



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The Board of Directors is also authorized to reduce the 15% ownership thresholds referred to above to not less than 10%.

The dividend distribution will be made on October 12, 1998, payable to stockholders of record on that date, and is not taxable to stockholders. The Rights will expire on October 2, 2008.

Imperial Credit, a diversified financial services company, was formed in 1991 and has its headquarters in Torrance, California. The Company's major business activities consist of the operation of five wholly owned subsidiaries: Southern Pacific Bank, an industrial loan company specializing in lending to small businesses and consumers; Imperial Business Credit, Inc., a commercial leasing company specializing in equipment leasing to small businesses; Imperial Credit Worldwide, Ltd., which manages Imperial Credit's international activities; Imperial Credit Advisors, Inc. and Imperial Credit Commercial Asset Management Corp., the manager for Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI). The Company also holds a 38% interest in Franchise Mortgage Acceptance Company (Nasdaq: FMAX), a lender specializing in loans to franchisees. Imperial Credit and its subsidiaries offer a wide variety of financial services and investment products nationwide.

This Press Release contains forward looking statements within the means of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Registration Statements filed with the Securities and Exchange Commission.

For further information contact:

                              Karen Montandon
                              Vice President - Investor Relations
                              Imperial Credit Industries, Inc.
                              (310) 791-8022

                              Paul Lasiter
                              Senior Vice President - Controller
                              Imperial Credit Industries, Inc.
                              (310) 791-8028